UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2010

CARDINAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-24557 (Commission File Number)	54-1874630 (I.R.S. Employer Identification No.)

8270 Greensboro Drive, Suite 500 McLean, Virginia (Address of principal executive offices)	22102 (Zip Code)

Registrant’s telephone number, including area code:  (703) 584-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2010, Cardinal Financial Corporation (the “Company”) entered into an Employment Agreement with Bernard H. Clineburg (the “Agreement”), the Company’s Chairman and Chief Executive Officer, that supersedes and replaces Mr. Clineburg’s previous Employment Agreement with the Company.  The initial term of the Agreement will continue until July 21, 2014.  Thereafter, the term of the Agreement will be automatically extended for a rolling one year term on a day to day basis so that on any day the remaining term shall be one year.  The Agreement provides for his services as the Chief Executive Officer of the Company and as the Chairman of the Company’s Board of Directors. He will receive a base salary of $500,000 and is eligible to receive bonuses at the discretion of the Company’s Board of Directors, in cash or stock, or both, and Director’s fees and any retainers for service on the Company’s Board.  Mr. Clineburg will be entitled to participate in the Company employee benefit plans and programs for which he is or will be eligible. As of the effective date of the Agreement, Mr. Clineburg shall become 100% vested in all present and future benefits under his supplemental executive retirement plan and executive deferral plan.  The Agreement also provides that the Company will provide Mr. Clineburg with an automobile and will indemnify Mr. Clineburg for losses and expenses resulting from any payments or benefits from the Company that are found to constitute “parachute payments” under Section 280G of the Internal Revenue Code.

The Agreement also provides for a transitional period if Mr. Clineburg voluntarily resigns as Chief Executive Officer of the Company during the term of the Agreement. During the transitional period Mr. Clineburg will provide services, including management transition services, and will receive compensation equal to at least 50% of his then current annual base salary during the first year of the transitional period, at least 45% in the second year, and 35% thereafter.  He will be eligible for incentive compensation at the Board’s discretion, entitled to participate in the Company employee benefit plans and programs for which he is or will be eligible, and will receive equity compensation grants equivalent to the grants made to non-employee members of the Company’s Board.  The initial term of the transitional period shall be one year from the date of resignation. Thereafter, the term of the transitional period will be automatically extended for a rolling one year term on a day to day basis so that on any day the remaining term shall be one year. Either Mr. Clineburg or the Company may terminate the transitional period with twelve months notice.

The Agreement provides that Mr. Clineburg will receive a lump-sum severance payment if his employment is terminated without “cause” by the Company, for “good reason” by Mr. Clineburg, or following a “change in control” of the Company (as those terms are defined in the Agreement). If the termination is without cause or for good reason, the payment will be equal to one year salary plus the highest bonus paid during the previous five years. If such termination occurs during a transitional period then the payment will be equal to the salary due for the remainder of that twelve month transitional period.  If Mr. Clineburg is terminated without cause or resigns within one year following a change in control, the payment will be equal to 2.99 times Mr. Clineburg’s average aggregate annual compensation during the most recent five calendar years. On any termination, other than a termination for cause by the Company, Mr. Clineburg’s unvested equity compensation will immediately vest.

The Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The covenants not to compete or solicit continue generally for a period of 12 months following the last day of Mr. Clineburg’s employment.

A copy of the Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01.                                                                                         Financial Statements and Exhibits.

(d)                                                                                 Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated November 1, 2010, by and between Cardinal Financial Corporation and Bernard H. Clineburg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL FINANCIAL CORPORATION
(Registrant)

Date: November 1, 2010	By:	/s/ Mark A. Wendel
Mark A. Wendel
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated November 1, 2010, by and between Cardinal Financial Corporation and Bernard H. Clineburg.